Valmont Reports Third Quarter Results

Third Quarter Highlights:

•	Net sales rose 20%.
•	Operating income rose 30% and was 10.1% of net sales.
•	Net earnings increased 72%.
•	Effective tax rate was 22.1% due to the expiration of certain tax contingencies, other tax benefits and the mix of international sales.

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported third quarter sales of $372.0 million compared with $310.9 million for the same period of 2006. Net earnings for the third quarter were $25.9 million, or 99 cents per diluted share, versus third quarter 2006 net earnings of $15.1 million, or 58 cents per diluted share. Included in the results for the third quarter of 2006 were a $0.7 million after-tax gain from the sale of property and a $2.1 million after-tax charge at a non-consolidated subsidiary. The most significant reason for a lower effective tax rate was approximately $1.4 million in income tax benefits related to activities in prior tax years that were recognized during the quarter.

For the first nine months of 2007, sales were $1,115.0 million versus $953.3 million in 2006. Valmont’s nine month net earnings were $71.6 million, or $2.74 per diluted share, compared with 2006 nine month net earnings of $45.4 million, or $1.76 per diluted share.

Third Quarter Review:

“Very strong market conditions in our four biggest segments drove a 20% increase in sales,” said Mogens C. Bay, Valmont’s Chairman and Chief Executive Officer.

-more-

“Strength in the global agricultural economy driven by higher crop prices led to increased demand in our Irrigation Segment.

“As the utility industry continues to invest in the transmission grid, Utility Support Structure Segment sales increased.

“In the Engineered Support Structures Segment, growing global infrastructure development drove sales gains.

“Gains in Coatings and Tubing Segment sales reflect strong domestic demand and increased volumes.

“The effective tax rate of 22.1% resulted from the expiration of certain tax contingencies and a favorable mix of international earnings.

“Favorable markets and our continued focus on improving performance led to operating income as a percent of sales of 10.1% versus 9.3% in the third quarter of 2006.”

Third Quarter Summary - Infrastructure Markets: (71% of 3rd Quarter Net Sales)

Engineered Support Structures Segment (42% of 3rd Quarter Net Sales)

Structures and specialty structures for lighting and traffic, wireless communication and overhead signs, worldwide. Includes utility support structures outside of North America.

Sales were $164.8 million, an increase of 24% over last year’s $133.3 million third quarter level. The increase in sales was due to strong demand for utility and wireless communication structures in China and increased infrastructure spending in Europe. In North America, lighting product sales to lighting fixture manufacturers increased as well as specialty structure sales. Sales to the transportation market were slightly lower in North America, reflecting slower highway funding for municipalities and departments of transportation.

Segment operating income increased 15% to $16.7 million and was 10.1% of segment sales. The improvement in operating profit was largely due to the strong performance in Europe and China.

Utility Support Structures Segment (20% of 3rd Quarter Net Sales)

Steel and concrete structures for electric power delivery in North America.

Sales increased 19% to $79.1 million compared with $66.3 million in 2006. The improvement in sales reflects increased investment by utility companies in transmission and distribution structures for electrical power delivery.

Greater investments in the transmission and distribution grid should lead to a more reliable network, and are supported by provisions in the 2005 energy bill that created incentives for utilities to upgrade the transmission and distribution grid.

Operating income increased 50% to $10.0 million and was 12.7% of segment sales. The increase was mostly due to operating leverage on higher volumes and a more favorable pricing environment.

-more-

Coatings Segment (9% of 3rd Quarter Net Sales)

Hot-dip galvanizing and other coatings services to protect against corrosion of steel and aluminum in North American markets.

Sales of $34.3 million were 15% above last year’s $29.9 million. Improved conditions in the industrial economy and strong internal demand drove the sales increase. Steel fabricators and structure manufacturers continue to recognize that hot-dip galvanizing is a cost effective method to extend service life and protect steel structures exposed to the elements from corrosion.

Segment operating income rose to $6.1 million, an increase of 3% and was 17.8% of segment sales due to manufacturing leverage on increased unit volume. Included in the results for the third quarter of 2006 was a $1.1 million gain on the sale of property.

Third Quarter Summary - Agricultural Markets: (28% of 3rd Quarter Net Sales)

Irrigation Segment (22% of 3rd Quarter Net Sales)

Center pivot and linear move mechanized irrigation equipment and related service parts for agriculture in global markets.

Sales improved 25% to $84.8 million compared with $67.8 million in 2006. North American sales were supported by historically strong crop prices and grower expectations for an improved agricultural economy. Additionally, increased usage of irrigation equipment during the hot growing season resulted in greater sales of replacement parts.

International sales increased in most markets for mechanized irrigation equipment. Reduced global grain stocks have led to a tightening of supplies, resulting in higher crop prices. Higher global grain prices and an increased emphasis on the efficient use of water for irrigation are the primary drivers for growth in agricultural markets worldwide.

Segment operating income increased 59% to $8.9 million and was 10.4% of segment sales. The improved operating income resulted from the increased volume and related operating leverage.

Tubing Segment (6% of 3rd Quarter Net Sales)

Custom steel tubing for mechanical and structural applications.

Sales were 5% higher at $24.1 million. Demand continued strong from agricultural equipment manufacturers, driven by the increased need for grain handling and storage in anticipation of a large harvest season.

Segment operating income increased 13% to $4.3 million as a result of higher volumes and a favorable sales mix, and was 17.9% of segment sales.

-more-

Fourth Quarter Outlook:

Commenting on the outlook for the fourth quarter, Mr. Bay said, “We are expecting favorable comparisons in sales, operating income and earnings per share for the fourth quarter. Our businesses continue to perform well, market conditions are favorable and the long term drivers are supportive.”

An audio discussion of Valmont’s third quarter results by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 2635157 or via the Internet at 8:00 a.m. October 18, 2007 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:2635157 beginning October 18, 2007 at 10:00 a.m. CDT through 12:00 p.m. CDT on October 25, 2007.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

-more-

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	29-Sep-07	30-Sep-06	29-Sep-07	30-Sep-06
Net sales	$ 372,033	$ 310,904	$1,114,972	$ 953,320
Cost of sales	274,461	230,234	819,719	711,895
Gross profit	97,572	80,670	295,253	241,425
Selling, general and administrative expenses	59,858	51,651	179,573	158,920
Operating income	37,714	29,019	115,680	82,505
Other income (expense)
Interest expense	(4,470)	(4,328)	(13,159)	(12,815)
Interest income	666	549	1,796	1,497
Miscellaneous	(319)	113	(342)	1,297
	(4,123)	(3,666)	(11,705)	(10,021)
Earnings before income taxes, minority interest, and equity in earnings (losses) of nonconsolidated subsidiaries

	33,591	25,353	103,975	72,484
Income tax expense	7,436	7,495	31,410	23,660
Earnings before minority interest, equity in earnings (losses) of nonconsolidated subsidiaries

	26,155	17,858	72,565	48,824
Minority interest	(700)	(393)	(1,355)	(902)
Earnings (losses) in nonconsolidated subsidiaries	438	(2,403)	372	(2,490)
Net earnings	$ 25,893	$ 15,062	$ 71,582	$ 45,432

Average shares outstanding (000's) - Basic	25,570	25,255	25,500	25,027
Earnings per share - Basic	$ 1.01	$ 0.60	$ 2.81	$ 1.82

Average shares outstanding (000's) - Diluted	26,207	25,851	26,096	25,743
Earnings per share - Diluted	$ 0.99	$ 0.58	$ 2.74	$ 1.76

Cash dividends per share	$ 0.105	$ 0.095	$ 0.305	$ 0.275

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Dollars in thousands)
(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	29-Sep-07	30-Sep-06	29-Sep-07	30-Sep-06

Net sales
Engineered Support Structures	$ 164,768	$ 133,268	$ 450,598	$ 386,430
Utility Support Structures	79,062	66,340	249,192	208,806
Coatings	34,321	29,936	103,351	82,534
Infrastructure products	278,151	229,544	803,141	677,770

Irrigation	84,822	67,803	285,301	242,527
Tubing	24,106	22,997	76,652	70,134
Agriculture products	108,928	90,800	361,953	312,661

Other	5,253	4,328	16,660	13,397
Less: Intersegment sales	(20,299)	(13,768)	(66,782)	(50,508)
Total	$ 372,033	$ 310,904	$1,114,972	$ 953,320

Operating Income
Engineered Support Structures	$ 16,679	$ 14,469	$ 42,102	$ 32,547
Utility Support Structures	10,045	6,710	31,640	22,804
Coatings	6,117	5,917	17,217	13,180
Infrastructure products	32,841	27,096	90,959	68,531

Irrigation	8,859	5,583	37,761	27,867
Tubing	4,308	3,812	13,982	11,114
Agriculture products	13,167	9,395	51,743	38,981

Other	399	(373)	954	(1,438)
Corporate	(8,693)	(7,099)	(27,976)	(23,569)
Total	$ 37,714	$ 29,019	$ 115,680	$ 82,505

Valmont has aggregated its business segments into five reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries worldwide and certain international utility businesses.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

Coatings: This segment consists of galvanizing and other coating services in North America.

Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services worldwide.

Tubing: This segment consists of the manufacture of steel tubular products in North America.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include machine tool accessories and industrial fasteners, are reported in the "Other" category.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	29-Sep-07	30-Sep-06
ASSETS
Current assets:
Cash and cash equivalents	$ 69,337	$ 55,249
Accounts receivable, net	264,518	219,744
Inventories	212,982	176,160
Prepaid expenses	8,571	11,438
Refundable and deferred income taxes	20,825	18,723
Total current assets	576,233	481,314
Property, plant and equipment, net	226,363	189,806
Goodwill and other assets	200,094	200,065
	$1,002,690	$ 871,185

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$ 22,616	$ 18,254
Notes payable to banks	14,890	8,708
Accounts payable	113,357	99,502
Accrued expenses	98,352	80,411
Dividend payable	2,717	2,430
Total current liabilities	251,932	209,305
Long-term debt, excluding current installments	200,521	205,880
Other long-term liabilities	67,339	72,290
Shareholders' equity	482,898	383,710
	$1,002,690	$ 871,185